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                                               FILED PURSUANT TO RULE 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 8                REGISTRATION STATEMENT NO. 333-51103
(To Prospectus Dated June 15, 1998)



                              CKE RESTAURANTS, INC.

                        $197,225,000 PRINCIPAL AMOUNT OF
                 4-1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                 (INTEREST PAYABLE ON MARCH 15 AND SEPTEMBER 15)

                        4,091,465 SHARES OF COMMON STOCK


         This Prospectus Supplement supplements information contained in that certain Prospectus dated June 15, 1998 (as amended or supplemented, the "Prospectus") of CKE Restaurants, Inc. relating to the potential sale from time to time of up to $197,225,000 aggregate principal amount of Notes and the Shares of Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

         The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders named below and the respective principal amounts of Notes and Shares beneficially owned by such Selling Securityholders that may be offered pursuant to the Prospectus:

                                         PRINCIPAL AMOUNT     NUMBER OF    PRINCIPAL AMOUNT    NUMBER OF
                                            OF NOTES           SHARES          OF NOTES         SHARES
           NAME OF                         BENEFICIALLY      BENEFICIALLY        TO BE           TO BE
      SELLING STOCKHOLDER                     OWNED            OWNED(1)         SOLD(2)         SOLD(2)
      -------------------                ----------------    ------------  ----------------    ---------
South Dakota Retirement System             $3,000,000          62,235         $1,000,000          --
San Diego City Employees                     $710,000          14,729           $710,000          --
Dunham & Associates III                       $75,000           1,555            $75,000          --
San Diego County Convertible               $2,190,000          45,431         $2,190,000          --
Boston Museum of Fine Art                     $70,000           1,542            $70,000          --
Engineers Joint Pension Fund                 $250,000           5,186           $250,000          --
Wake Forest University                       $560,000          11,617           $560,000          --
Baptist Health of South Florida              $145,000           3,008           $145,000          --
Nicholas Applegate Convertible Fund        $3,000,000          62,235         $3,000,000          --


        The lines "Paloma Securities L.L.C.... $8,800,000, 182,557, $8,800,000,
--", "Silverton International Fund Limited.... $4,200,000, 87,129, $4,200,000,
--" [(other than the footnotes thereto which remain unchanged)] contained in the table set forth in the Prospectus as supplemented to date





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under the caption "Selling Securityholders" shall be deleted in their entirety and replaced with the following:

                                         PRINCIPAL AMOUNT     NUMBER OF    PRINCIPAL AMOUNT    NUMBER OF
                                            OF NOTES           SHARES          OF NOTES         SHARES
           NAME OF                         BENEFICIALLY      BENEFICIALLY        TO BE           TO BE
      SELLING STOCKHOLDER                     OWNED            OWNED(1)         SOLD(2)         SOLD(2)
      -------------------                ----------------    ------------  ----------------    ---------
Paloma Securities L.L.C.                    $9,800,000         203,302        $9,800,000          --
Silverton  International Fund               $5,200,000         107,874        $5,200,000          --
Limited



        All information in this Prospectus Supplement is as of September 14, 1998.

        The date of this Prospectus Supplement is September 17, 1998.














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